Exhibit 10.60

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (the “Settlement Agreement”) is by and between GLENMARK PHARMACEUTICALS LTD. (“Glenmark”), on the one hand, and NAPO PHARMACEUTICALS, INC. (“Napo”), on the other hand.  Glenmark and Napo are together referred to herein as the “Parties.”

WHEREAS Glenmark and Napo are parties to a Collaboration Agreement dated July 2, 2005, as amended (“Collaboration Agreement”); and

WHEREAS on August 4, 2011, Glenmark submitted a Demand for Arbitration to the International Centre for Dispute Resolution (“ICDR”) against Napo captioned Glenmark Pharmaceuticals. Ltd. v. Napo Pharmaceuticals, Inc., ICDR No. 50 122 T 00512 11 (the “Arbitration”); and

WHEREAS on September 9, 2011, Napo submitted an Answer, Affirmative Defenses and Counterclaim for Breach of Contract in the Arbitration; and

WHEREAS on December 2, 2011, the following arbitrators were constituted as the panel in the Arbitration: Thomas J. Brewer (Panel Chair), Elliot E. Polebaum and Mitchell L. Marinello (collectively the “Panel”); and

WHEREAS on August 21, 2012, the Panel issued an Interim Award of Arbitrators in the Arbitration (“Interim Award”); and

WHEREAS on September 27, 2013, the Panel issued a Partial Final Award in the Arbitration (“Partial Final Award”); and

WHEREAS in the Partial Final Award, the Panel reserved for further hearing the reasonableness and specific quantum of fees and costs to be awarded to Glenmark; and

WHEREAS the Parties have reached a resolution of certain remaining disputes as memorialized in this Settlement Agreement:

NOW THEREFORE the Parties agree as follows:

1.                                      Status of Collaboration Agreement.  The Parties acknowledge that, except as stated herein, the Collaboration Agreement remains in full force and effect in accordance with its terms and shall remain valid and binding.  Unless otherwise defined herein, all capitalized terms shall have the same definitions as in the Collaboration Agreement.  To the extent there are any inconsistencies between the Collaboration Agreement and the Settlement Agreement, the terms of the Settlement Agreement shall control.

2.                                      Arbitration Awards.  Napo and Glenmark agree to be bound by the Interim Award and the Partial Final Award (collectively, the “Awards”), and Napo hereby waives its right to oppose, object to, or appeal Glenmark’s confirmation of the Interim Award and the Partial Final Award.  In accordance with the confidentiality provisions of Paragraph 12 below, Glenmark agrees that if it seeks to confirm the Awards, Glenmark shall submit to the court an application or motion requesting that the Awards be filed under seal prior to filing the Awards in the public record.  In connection with any motion to seal the Awards filed by Glenmark, Napo acknowledges and agrees that it shall be the burden of Napo, not Glenmark, to demonstrate to the court that the applicable standard for sealing the awards is satisfied, and Glenmark agrees not to oppose Napo’s submissions.

3.                                      CPL Supply.

a.                                      Notwithstanding the provisions of the Collaboration Agreement, Glenmark will be permitted to source CPL from alternative suppliers, in addition to Napo.

b.                                      Article 4.3(e) of the Collaboration Agreement is hereby deleted in its entirety and replaced with the following:

(e)                                  Napo will supply CPL at a price to Glenmark which is equal to Napo’s documented costs for acquisition, processing, packaging, shipment, and allocated overhead plus twenty-five percent (25%) and Glenmark will provide Napo with a rolling 12-month forecast of its volume requirements for CPL.  However, Glenmark shall have the unequivocal right to use an alternate source of supply for CPL or to use sources of supply for CPL in addition to Napo provided that (i) Glenmark pays Napo a twenty-five percent (25%) markup above Glenmark’s costs for acquisition, processing, packaging, shipment, and allocated overhead, if any, to obtain CPL from such alternate or additional supplier, and (ii) Glenmark informs Napo of the identity of the alternate or additional supplier as well as the quantities and price of CPL purchased from the alternate or additional supplier.

4.                                      Dissolution of Development Committee.

a.                                      The Development Committee, as defined in the Collaboration Agreement, will be dissolved immediately along with all activities related thereto.

b.                                      The following sections of the Collaboration Agreement are hereby deleted and rendered null and void: “Development Committee” Definition in Article 1, Articles 4.1(a), 4.1(b), 4.1(c), 4.1(d) (including exhibit D referenced therein), 4.1(e)(1), 4.1(e)(2) and 4.5 (including E exhibit referenced therein).

c.                                       Article 4.1(g) is hereby deleted in its entirety and replaced with the following:

(g)                                  Expenses.  Unless the Parties mutually agree to the contrary, and except as expressly provided to the contrary herein, each Party will absorb its own expenses with respect to the performance of the Activities, operation of the Collaboration generally, and with respect to marketing, commercialization, sales and distribution of the Licensed Product(s).

d.                                      Article 4.4(a) is hereby deleted in its entirety and replaced with the following:

(a)                                 Performance of the Activities.  Glenmark will conduct the Activities, and will provide Napo with quarterly updates regarding the status of development and commercialization of crofelemer, at which time Napo will have an opportunity to inquire about the project and the content of such updates.  As feasible, updates will include conference calls and meetings in addition to written updates, but purely for purposes of sharing and discussing Glenmark updates and not for Napo to direct any of Glenmark’s activities on the project.

5.                                      API for China.

a.                                      Napo will withdraw its pending Purchase Order dated October 4, 2013, and related demand for Glenmark to supply API for use in commercialization in China.

b.                                      Napo is permitted to source API for China from a source other than Glenmark, but in doing so Napo only may use the Licensed IP and is not permitted to use the Joint IP and Glenmark IP.

6.                                      Dispute Resolution Notice Regarding Ankleshwar Equipment.  Napo hereby withdraws its claim and dispute resolution notice dated October 7, 2013, seeking reimbursement for the cost of Ankleshwar equipment and releases Glenmark from any and all liability for such claim.

7.                                      Glenmark’s Claim for Legal Fees.  With respect to Glenmark’s unresolved claim for legal fees and costs in the Arbitration, Glenmark and Napo agree that Napo will make payment to Glenmark in the amount of $2,500,000 in full satisfaction of such claim.  The full payment will be deferred and offset against future royalty payments due under Article 5 of the Collaboration Agreement, with 50% of each royalty payment due to Napo under Article 5 being paid and the other 50% being offset against the amount Napo has agreed to pay for legal fees and costs, until such time as the full $2,500,000 is offset.

8.                                      Section 2.2(c) of the Collaboration Agreement.  The Parties’ rights under Section 2.2(c) of the Collaboration Agreement entitled “Termination of Market Exclusivity” remain intact (as clarified by the Interim Award and Partial Final Award) such that for any country in the Glenmark Territory where Glenmark has not filed for regulatory approval within two years after receiving regulatory approval in India, on an indication-by-indication basis, Glenmark’s exclusivity will terminate and Napo may enter such country.

9.                                      Waiver or Modification.  This Settlement Agreement may not be amended, modified or supplemented except by a written instrument signed by the Parties.

10.                               Successors.  This Settlement Agreement shall be binding upon the Parties and their affiliates, successors and assigns and shall inure to the benefit of each Party and its affiliates, successors and assigns.

11.                               Mutual Drafting.  This Settlement Agreement represents a bargained-for agreement resulting from the negotiation of the Parties.  This Settlement Agreement shall be deemed as joint work product of all Parties and their respective counsel, and all Parties shall be considered the drafters of this Settlement Agreement.  Any rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not be applicable to this Settlement Agreement.  By their authorized signatures below, the Parties certify that they have carefully read and fully considered the terms of this Settlement Agreement, that they have had an opportunity to discuss these terms with their attorneys or advisors of their own choosing, that they agree to all of the terms of this Settlement Agreement, that they intend to be bound by them and to fulfill the promises set forth herein, and that they voluntarily and knowingly enter into this Settlement Agreement with full understanding of its binding legal consequences.

12.                               Confidentiality:

a.                                      The Parties agree to keep strictly confidential and not communicate, disclose, or discuss with any third party (including but not limited to Salix Pharmaceuticals, Inc.), or authorize their agents or attorneys to communicate, disclose, or discuss with any third party, the terms of the Settlement Agreement or the Awards, except that the Parties may disclose the Settlement Agreement and the Awards:

i.                                          to their legal counsel, tax advisors or current or prospective business partners (who shall likewise be bound to the terms of this confidentiality provision);

ii.                                       as may be required to comply with the requirements of law, or any regulation, rule or order of any court, governmental or regulatory authority.  Any Party receiving a request, subpoena, or order for the disclosure of the Settlement Agreement or the Awards shall notify the other Party as soon as possible and, if possible, in sufficient time to allow the other Party to oppose disclosure or seek an appropriate protective order;

iii.                                    in any proceeding for breach or violation, or to enforce the terms, of the Settlement Agreement or the Awards; however, the Party seeking to make such a disclosure shall seek to maintain the confidential nature of the Settlement Agreement or the Awards in any such enforcement proceedings; or

iv.                                   upon prior written consent of the Parties, which shall not be unreasonably withheld.

b.                                      This Section 12 of the Settlement Agreement is intended to be prospective in nature and shall not restrict the right of any Party to disclose any information that already is in the public domain, including but not limited to any press releases issued by the parties, or which already has been disclosed through proper means.

c.                                       Public disclosure, if any, relating to the Settlement Agreement shall be mutually agreed to by the Parties.

d.                                      Any future press releases regarding the Awards shall only be issued in accordance with Section 4.6(b) of the Collaboration Agreement.

13.                               Complete Agreement.  This Settlement Agreement contains the entire agreement between the Parties hereto concerning this matter, and except as expressly set forth herein supersedes all prior agreements relating to the subject matter hereof.  Any and all prior representations, statements and discussions regarding the subject matter of this Settlement Agreement have been merged into and/or replaced by the terms of this Settlement Agreement.

14.                               Authority to Execute: The Parties represent and warrant that the individuals executing this Settlement Agreement have the full authority to do so.  Further, the Parties represent and warrant that, as of the date of execution of this Settlement Agreement, none has assigned or transferred, or purported to assign or transfer, to any other person or entity, any interest in any claim that is the subject of this Settlement Agreement, nor is any Party aware of any other person or entity that has or claims to have such an interest.  The Parties further represent and warrant that they will not, after the date of execution of this Settlement Agreement, assign or transfer, or purport to assign or transfer, to any other person or entity, any interest in any claim that is the subject of this Settlement Agreement.

15.                               Counterparts.  This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  A signature transmitted by facsimile or pdf shall be deemed to be an original.

16.                               Effective Date.  This Settlement Agreement shall be effective when all Parties have signed and delivered the same or separate copies thereof.

17.                               Recitals: The Parties expressly incorporate by reference and make part of this Settlement Agreement all Recitals set forth above.

18.                               Governing Law: The laws of the State of New York (without giving effect to choice of law principles) govern all matters arising out of or relating to this Settlement Agreement, including, without limitation, its interpretation, construction, performance, and enforcement.

19.                               Dispute Resolution.  Any dispute relating to this Settlement Agreement will be subject to the procedures set forth in Section 8.11 of the Collaboration Agreement.

20.                               Assignment.  No Party may assign any of its rights or obligations under this Settlement Agreement except as provided in Section 8.2 of the Collaboration Agreement.

21.                               Severability.  All of the provisions of this Settlement Agreement are intended to be distinct and severable.  If any provision of this Settlement Agreement is, or is declared to be, invalid or unenforceable in any jurisdiction, it will be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability.  If any provision of this Settlement Agreement is held invalid, illegal or unenforceable for any reason, the Parties shall negotiate in good faith for a substitute provision to continue the intent and purpose of such invalid provisions.  Such invalidity or unenforceability of any provision will not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, nor render invalid or unenforceable such provision in any other jurisdiction.

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GLENMARK PHARMACEUTICALS LTD.

Dated: December 29, 2013	By:	/s/ Rajesh V. Desai

	Title:	Director-Finance, IT & Legal

Dated: December 9, 2013	NAPO PHARMACEUTICALS, INC.

	By:	/s/ Lisa A. Conte
Lisa A. Conte
Title: Chief Executive Officer